Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WOODWARD, INC.

Adopted in accordance with

the provisions of Sections 242 and 245

of the General Corporation Law

of the State of Delaware.

Woodward, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), does hereby certify under the seal of the Corporation as follows:

(1)

That the name under which the Corporation was originally incorporated was “New Wood Company,” the present name of the Corporation is Woodward, Inc., and that the date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was November 18, 1976.

(2)	That the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 27, 2006.

(3)	That the Restated Certificate of Incorporation was amended on January 23, 2008 and January 26, 2011.

(4)

That this Amended and Restated Certificate of Incorporation, which amends, restates and integrates the provisions of the Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(5)	That the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety in the form which is attached hereto and marked EXHIBIT A.

IN WITNESS WHEREOF, Woodward, Inc. has caused this instrument to be executed this [•] day of [•], 20[•].

[●]

By:
Name:
Title:

RESTATED CERTIFICATE OF INCORPORATION

OF

WOODWARD HEXCEL, INC.

A Delaware Corporation

FIRST. The name of the Corporation is Woodward Hexcel, Inc.

SECOND. The address of the registered office of the Corporation in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code. Without limiting in any manner the scope and generality of the foregoing, the nature of the business or purposes to be conducted or promoted by the Corporation includes:

A. To carry on and conduct any and every kind of manufacturing, distribution and service business; to manufacture, process, fabricate, rebuild, service, purchase or otherwise acquire, to design, invent or develop, to import or export, and to distribute, lease, sell, assign or otherwise dispose of and generally deal in and with raw materials, products, goods, wares, merchandise and real and personal property of every kind and character; and to provide services of every kind and character.

B. To acquire, own, hold, use, lease, mortgage, pledge, sell, convey, or otherwise dispose of and deal in lands, leaseholds, and any interest, estates and rights in real property, any personal or mixed property, and any tangible or intangible property, legal and equitable.

C. In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,000,000, of which 290,000,000 shares shall be Common Stock with a par value of $0.001455 per share, and 10,000,000 shares shall be Preferred Stock with a par value of $0.003 per share.

The Preferred Stock may be issued from time to time in one or more series, with each such series to consist of such number of shares and to have such voting powers (whether less than, equal to or greater than one vote per share), or limited voting powers or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, and the Board of Directors is expressly vested with authority to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the resolution or resolutions of the Board of Directors providing for the issue of the series of Preferred Stock.

FIFTH. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation shall be required (i) for the adoption of any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation, (ii) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, (iii) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation, or (iv) to authorize the dissolution of the Corporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement to which the Corporation is a party.

SIXTH. The holders of Common Stock of the Corporation shall be entitled to cumulative voting rights in the election of directors, which means that in each election of directors each holder of Common Stock shall be entitled to cast as many votes as the number of shares of Common Stock held by such holder multiplied by the number of directors to be elected and may cast all such votes for the election of one nominee or distribute such votes among two or more nominees as such holder chooses.

SEVENTH. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In connection with such management the directors shall be guided by the philosophy and concepts of human and industrial association of the Corporation as expressed in its Constitution. The Board of Directors shall have the sole power to establish the rights, qualifications, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members and that from time to time shall affect the power of the Board of Directors to manage the business and affairs of the Corporation. Without limiting in any manner the scope and generality of the foregoing, the Board of Directors shall have the sole power (i) to elect and empower the officers of the Corporation, (ii) to designate and empower committees of the Board of Directors, (iii) to determine the time, place, notice, quorum and voting requirements of meetings of the Board of Directors and any committee thereof, and (iv) to determine the manner in which action by the Board of Directors may be taken.

B. The Board of Directors shall have concurrent power with the stockholders to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that (i) the By-Laws of the Corporation shall not be adopted, amended or repealed by the stockholders except by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation, and (ii) no By-Law may be adopted by the stockholders which shall impair or impede the power of the Board of Directors under paragraph A of this Article SEVENTH.

C. The number of directors of the Corporation which shall constitute the whole Board of Directors shall be not less than six, the exact number of directors and the exact number of directors in each class to be determined from time to time by the Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.

(1)

The Board of Directors shall be divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders next ensuing, each initial director in Class II shall hold office until the annual meeting of stockholders one year thereafter, and each initial director in Class III shall hold office until the annual meeting of stockholders two years thereafter.

(2)

If the number of directors is changed, any increase or decrease shall be apportioned among the three classes so as to maintain the number of directors in each class as nearly equal as possible. In no case will a decrease in the number of directors shorten the term of any incumbent director.

(3)

Should a vacancy occur or be created, whether arising through resignation, retirement, removal from office, disqualification, or death or through an increase in the number of directors, such vacancy shall be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy shall hold office for the remaining term of the class in which the vacancy shall have occurred or shall have been created.

(4)

Notwithstanding any of the foregoing provisions of this paragraph C of Article SEVENTH, each director shall serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement, removal from office, disqualification or death.

(5)

Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation.

(6)	All action by stockholders shall be taken at a meeting duly called and held. The stockholders of the Corporation may not act by written consent.

(7)

Special meetings of the stockholders for any proper purpose or purposes may be called by the Board of Directors or by the Chairman of the Board of Directors, and shall be called upon a request in writing therefor stating the purpose or purposes thereof signed by the holders of two-thirds of the outstanding shares of Common Stock of the Corporation.

EIGHTH. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

NINTH. The Corporation shall indemnify each director, officer, employee or agent of the Corporation and each person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise in the manner and to the extent provided in the By-Laws of the Corporation as the same may be amended from time to time.

TENTH. A director of the corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

ELEVENTH. Subject to the provisions of Article FIFTH of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.